EXHIBIT (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 80 to Registration Statement No. 33-12 on Form N-1A of our report dated December 21, 2006, relating to the financial statements and financial highlights of North Track Cash Reserve Fund, one of the series comprising North Track Funds, Inc., including Cash Reserve Fund, appearing in the corresponding Annual Report on Form N-CSR of North Track Funds, Inc. for the year ended October 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 9, 2007